LANDS' END PROVIDES PRELIMINARY FINANCIAL RESULTS FOR THE FOURTH QUARTER OF FISCAL 2016

DODGEVILLE, Wis., February 9, 2017 (GLOBE NEWSWIRE) - Lands' End, Inc. (NASDAQ:LE) today announced estimated preliminary financial results for the fourth quarter ended January 27, 2017.

Net revenue in the fourth quarter of fiscal 2016 is expected to decrease approximately 3% compared to $473.5 million in the fourth quarter of fiscal 2015. This results from an expected decrease of approximately 2.5% in the Direct segment and a decline of approximately 6% in the Retail segment. The decrease in the Retail segment reflects an estimated comparable sales decline of 3% and 11 fewer Lands’ End Shops at Sears locations compared to last year.

Gross margin is expected to be approximately 38.5% in the fourth quarter of fiscal 2016, compared to 42.0% in the fourth quarter of fiscal 2015 primarily due to the continued highly competitive and promotional retail environment. The Company expects to write down approximately $2.3 million of aged Canvas by Lands’ End inventory in the fourth quarter of fiscal 2016.

The Company is evaluating the results of its annual impairment testing of goodwill and indefinite-lived intangible assets. Consequently, the Company has determined that an impairment of the Lands' End trade name is required. The estimated impairment of $170 million to $180 million will reduce the value of the asset to between $250 million and $260 million from $430 million. This non-cash accounting charge will not impact the Company's liquidity, cash flows, compliance with debt covenants or any future operations. In the fourth quarter of 2015 the Company recorded an impairment of its Lands’ End trade name of $98.3 million.

Net loss, including the impairment, is expected to be between $92.8 million and $98.8 million, and loss per share is expected to be $2.90 to $3.08 in the fourth quarter of fiscal 2016. Net loss in the fourth quarter of 2015, including the impairment, was $39.5 million, or $1.23 per share.

Adjusted EBITDA1 is expected to be approximately $30 million in the fourth quarter of fiscal 2016, compared to $48.1 million in the fourth quarter of fiscal 2015.

Cash and cash equivalents are expected to be approximately $213 million on January 27, 2017, compared to $228 million on January 29, 2016.

Inventory is expected to be approximately $325 million on January 27, 2017, as compared to $329 million on January 29, 2016.

James Gooch, Co-Interim Chief Executive Officer and Chief Financial Officer, stated, “We continue to see sequential improvement in our sales and gross margin performance, despite the ongoing headwinds in the retail environment. We remained disciplined in controlling costs and managing inventory while taking important steps to better execute our business strategies and stabilize the business. While we still have a lot of work to do, we believe that we are on the right path to improve the business for the long-term.”

The Company currently plans to release its full fourth quarter and fiscal 2016 results, and host a conference call on March 21, 2017.

About Lands' End, Inc.

Lands' End, Inc. (NASDAQ:LE) is a leading multi-channel retailer of clothing, accessories, footwear and home products. We offer products through catalogs, online at www.landsend.com, www.canvasbylandsend.com and affiliated specialty and international websites, and through retail locations, primarily at Lands' End Shops at Sears® and standalone Lands' End Inlet® Stores. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for men, women, kids and the home.

Forward-Looking Statements
Results are preliminary and unaudited. This press release contains forward-looking statements concerning our expectations for our financial results for the fourth quarter of fiscal 2016, including the expected recognition of an impairment of our Lands’ End trade name asset. Forward-looking statements are based upon the current beliefs and expectations of our management and are subject to assumptions, uncertainties and significant risks that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. There can be no assurance that any of our initiatives will be successful. The following additional factors, among others, could cause our actual results, performance, and achievements to differ from those described in the forward-looking statements: our ability to offer merchandise and services that customers want to purchase, including new collections such as our Canvas by Lands' End™ collection; changes in customer preference from our branded merchandise; customers' use of our digital platform, including customer acceptance of our efforts to enhance our e-commerce websites; customer response to direct mail catalogs and digital marketing and catalogs; the success of our efforts to optimize catalog productivity; the success of our overall marketing strategies, including brand marketing initiatives, some of which, if successful, may not produce positive results in the short term; the success of our efforts to optimize promotions to drive sales and maximize gross margin dollars; our maintenance of a robust customer list; our dependence on information technology and a failure of information technology systems, including with respect to our e-commerce operations, or an inability to upgrade or adapt our systems; the success of our ERP implementation; the success of our efforts to grow and expand into new markets and channels; fluctuations and increases in costs of raw materials; impairment of our relationships with our vendors; our failure to maintain the security of customer, employee or company information; our failure to compete effectively in the apparel industry; the performance of our "store within a store" business; if Sears Holdings sells or disposes of its retail stores, including pursuant to the recapture rights granted to Seritage Growth Properties, and other parties or if its retail business does not attract customers or does not adequately provide services to the Lands' End Shops at Sears; legal, regulatory, economic and political risks associated with international trade and those markets in which we conduct business and source our merchandise; our failure to protect or preserve the image of our brands and our intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide us with services in connection with certain aspects of our business to perform their obligations; our failure to timely and effectively obtain shipments of products from our vendors and deliver merchandise to our customers; reliance on promotions and markdowns to encourage customer purchases; our failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the seasonal nature of our business; the adverse effect on our reputation if our independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; our exposure to periodic litigation and other regulatory proceedings, including with respect to product liability claims; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; our failure to retain our executive management team and to attract qualified new personnel; the impact on our business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; the inability of our past performance generally, as reflected on our historical financial statements, to be indicative of our future performance; the impact of increased costs due to a decrease in our purchasing power following our separation from Sears Holdings ("Separation") and other losses of benefits associated with being a subsidiary of Sears Holdings; the failure of Sears Holdings or its subsidiaries to perform under various transaction agreements or our failure to have necessary systems and services in place when certain of the transaction agreements expire; our agreements related to the Separation and certain agreements related to our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received better terms from an unaffiliated third party; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement; our inability to engage in certain corporate transactions after the Separation; the ability of our principal shareholders to exert substantial influence over us; adverse effects of the Separation on our business; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; declines in our stock price due to the eligibility of a number of our shares of common stock for future sale; our inability to pay dividends; stockholders' percentage ownership in Lands' End may be diluted in the future; and increases in our expenses and administrative burden in relation to being a public company, in particular to maintain compliance with certain provisions of the Sarbanes-Oxley Act of 2002; and other risks, uncertainties and factors discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended January 29, 2016.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS:

Lands' End, Inc.
James Gooch
Co-Interim Chief Executive Officer and Chief Financial Officer
(608) 935-9341

Investor Relations:
ICR, Inc.
Jean Fontana
(646) 277-1214
jean.fontana@icrinc.com

Use and Definition of Non-GAAP Financial Measures
(1)Adjusted EBITDA - In addition to our Net income, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), which is adjusted to exclude certain significant items as set forth below.
Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as for executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items.
While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and is useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax costs.

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

•
For the 13 weeks ending January 27, 2017 and January 29, 2016, we exclude the impairment of our indefinite-lived trade name asset as this is a non-cash charge that is an unusual event that affects the comparability of our financial results.

•
For the 13 weeks ending January 27, 2017 and January 29, 2016, we excluded the gain or loss on disposal of property and equipment as management considers the gains or losses on disposal of assets to result from investing decisions rather than ongoing operations.

~Financial Tables Follow~

LANDS' END, INC.
Preliminary Adjusted EBITDA Reconciliation
(Unaudited)

	13 Weeks Ended				13 Weeks Ended
	January 27, 2017 High		January 27, 2017 Low		January 29, 2016
(in thousands)	$'s	% of Net Sales	$'s	% of Net Sales	$'s	% of Net Sales
Net (loss)	$(92,800)	(20.2)%	$(98,800)	(21.5)%	$(39,458)	(8.3)%
Income tax (benefit)	(61,500)	(13.4)%	(65,500)	(14.3)%	(21,086)	(4.5)%
Other expense (income), net	2,400	0.5%	2,400	0.5%	(461)	(0.1)%
Interest expense	6,100	1.3%	6,100	1.3%	6,211	1.3%
Operating (loss)	(145,800)	(31.8)%	(155,800)	(34.0)%	(54,794)	(11.6)%
Intangible asset impairment	170,000	37.0%	180,000	39.2%	98,300	20.8%
Depreciation and amortization	5,600	1.2%	5,600	1.2%	4,525	1.0%
Loss on disposal of property and equipment	200	—%	200	—%	39	—%
Adjusted EBITDA	$30,000	6.4%	$30,000	6.4%	$48,070	10.2%